                                                                    EXHIBIT 10.1


                               OPTION AGREEMENT
                               ----------------


     OPTION AGREEMENT ("Option Agreement") dated May 8, 1997, among BAY VIEW CAPITAL CORPORATION ("Buyer"), a Delaware corporation registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), AMERICA FIRST FINANCIAL FUND 1987-A LIMITED PARTNERSHIP, a Delaware limited partnership ("Selling Stockholder"), and AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP FIVE, a Delaware limited partnership and the General Partner of Selling Stockholder (the "General Partner").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Board of Directors of Buyer and the General Partner of Selling Stockholder have approved an Agreement and Plan of Merger dated as of even date herewith (the "Agreement") providing for, among other things, the merger of America First Eureka Holdings, Inc., ("Seller") with and into Buyer;

     WHEREAS, as a condition to Buyer entering into the Merger Agreement, Buyer has required that Selling Stockholder agree, and Selling Stockholder has agreed, to grant to Buyer the option set forth herein to purchase from Selling Stockholder authorized but unissued Beneficial Unit Certificates ("BUCs").

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1.  Definitions.
         -----------

     Capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

     2.  Grant of Option.
         ---------------

     Subject to the terms and conditions set forth herein, Selling Stockholder hereby grants to Buyer an option (the "Option") to purchase from Selling Stockholder up to 1,196,107 authorized but unissued BUCs at a price of $31.08 per unit (the "Purchase Price") payable in cash as provided in Section 4 hereof.

     3.  Exercise of Option.
         ------------------

     (a) Buyer may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; provided, however, that (i) to the extent the Option shall not have been
--------  -------
exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time of the Merger, (B) the termination of the Agreement in accordance with Sections 7.01(a) through 7.01(c) or Sections 7.01(e) through 7.01(f) thereof, and (C) three years following the termination of the Agreement in accordance with Section 7.01(d) thereof, provided that if
                                                             --------
such termination follows an Extension Event (as defined below), the Option shall not terminate until the date that is 12 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) that any such exercise shall be subject to compliance with applicable law, including the HOLA.

     (b) As used herein, a "Purchase Event" shall mean any of the following events:

         (i) Selling Stockholder or any of its Subsidiaries, without having received prior written consent from Buyer, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Buyer or any of its Subsidiaries) to (A) effect a merger or consolidation or similar transaction involving Seller or any of its Subsidiaries (other than internal mergers, reorganizing actions, consolidations or dissolutions involving only existing Subsidiaries of Seller), (B) purchase, lease or otherwise acquire 15% or more of the assets of Seller or any of its Subsidiaries, or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined below) of BUCs representing more than 15% of the voting power of Selling Stockholder or any of its Subsidiaries;

         (ii) any person (other than Buyer or any Subsidiary of Buyer or any person acting in concert with Buyer, or Seller or any Subsidiary of Seller in a fiduciary capacity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of more than 15% of the voting power of Selling Stockholder; or

         (iii) The General Partner shall have withdrawn or modified in a manner adverse to Buyer the recommendation of the General Partner with respect to the Agreement or the Distribution, in each case after an Extension Event; or

         (iv) the Limited Partners of Seller shall not have approved the Agreement or the Distribution at the Selling Stockholder Meeting, or such Meeting shall not have been held or shall have been canceled prior to termination of the Agreement in accordance with its terms, in each case after an Extension Event.

     (c) As used herein, the term "Extension Event" shall mean any of the following events :

         (i)   a Purchase Event of the type specified in clauses (b) (i) and (b)
     (ii) above;

         (ii) any person (other than Buyer or any of its Subsidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase BUCs such that, upon consummation of such offer, such person would have Beneficial Ownership or the right to acquire Beneficial Ownership of more than 15% of the voting power of Selling Stockholder; or,

         (iii) any person (other than Buyer or any Subsidiary of Buyer, or Selling Stockholder or any Subsidiary of Selling Stockholder in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above.

     (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

     (e) In the event Buyer wishes to exercise the Option, it shall deliver to Selling Stockholder a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of BUCs it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date").

     4.  Payment and Delivery of Certificates.
         ------------------------------------

     (a) At the closing referred to in Section 3 hereof, Buyer shall pay to Selling Stockholder the aggregate purchase price for the BUCs purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Selling Stockholder.

     (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), Selling Stockholder shall deliver to Buyer a certificate or certificates representing the number of BUCs purchased by Buyer, registered in the name of Buyer or a nominee designated in writing by Buyer, and Buyer shall deliver to Selling Stockholder a letter agreeing that Buyer shall not offer to sell, pledge or otherwise dispose of such BUCs in violation of applicable law or the provisions of this Option Agreement.

     (c) If at the time of issuance of any BUCs pursuant to any exercise of the Option, Selling Stockholder shall have issued any BUC purchase rights or similar securities to holders of BUCs, then each such BUC shall also represent rights with terms substantially the same as and at least as favorable to Buyer as those issued to other holders of BUCs.

     (d) Certificates for BUCs delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

     The transfer of the Beneficial Unit Certificates represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and ___________________, a copy of which is on file at the principal office of _____________, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by ___________________ of a written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Buyer shall have delivered to Selling Stockholder an opinion of counsel, in form and substance reasonably satisfactory to Selling Stockholder and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

     5.  Authorization, etc.
         -------------------

     (a) Selling Stockholder hereby represents and warrants to Buyer that:

         (i) Selling Stockholder has full partnership authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

         (ii) such execution, delivery and consummation have been authorized by the General Partner, and no other partnership proceedings are necessary therefor;

         (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Selling Stockholder, enforceable against Selling Stockholder in accordance with its terms; and

         (iv) Selling Stockholder has taken all necessary partnership action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 1,196,107 BUCs of Selling Stockholder, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions) and security interests and not subject to any preemptive rights.
     (b) Buyer hereby represents and warrants to Selling Stockholder that:

         (i) Buyer has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

         (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Buyer, and no other corporate proceedings are necessary therefor;

         (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms; and

         (iv) any BUC or other securities acquired by Buyer upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act.

     6.  Adjustment upon Changes in Capitalization.
         -----------------------------------------

     In the event of any change in the securities of Selling Stockholder by reason of dividends, split-ups, recapitalizations or the like, the type and number of BUCs subject to the Option, and the purchase price per unit, as the case may be, shall be adjusted appropriately. In the event that any additional BUCs are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of BUCs subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of BUCs then issued and outstanding (without considering any shares subject to or issued pursuant to the Option).

     7.  Repurchase.
         ----------

     (a) Subject to Section 11(i), at the request of Buyer at any time commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Repurchase Period"), Selling Stockholder (or any successor entity thereof) shall repurchase the Option from Buyer together with all (but not less than all, subject to Section 10) BUCs purchased by Buyer pursuant thereto with respect to which Buyer then has Beneficial Ownership, at a price (per unit, the "Per Unit Repurchase Price") equal to the sum of:

         (i) The exercise price paid by Buyer for any BUCs acquired pursuant to the Option;

         (ii) The difference between (A) the "Market/Tender Offer Price" for BUCs (defined as the higher of (x) the highest price per unit at which a tender or exchange offer has been made for BUCs or (y) the highest closing mean of the "bid" and the "ask" price per BUC reported by the Nasdaq, the automated quotation system of the National Association of Securities Dealers, Inc., for any day within that portion of the Repurchase Period which precedes the date Buyer gives notice of the required repurchase under this Section 7) and (B) the exercise price as determined pursuant to
     Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of BUCs with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price;

         (iii) The difference between the Market/Tender Offer Price and the exercise price paid by Buyer for any BUC purchased pursuant to the exercise of the Option, multiplied by the number of units so purchased, but only if the Market/Tender Offer Price is greater than such exercise price; and

         (iv) Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger

     Agreement, including, without limitation, legal, accounting and investment banking fees.

     (b) In the event Buyer exercises its rights under this Section 7, Selling Stockholder shall, within ten business days thereafter, pay the required amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer and Buyer shall surrender to Selling Stockholder the Option and the certificates evidencing the BUCs purchased thereunder with respect to which Buyer then has Beneficial Ownership, and Buyer shall warrant that it has sole record and Beneficial Ownership of such certificates and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

     (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Buyer and reasonably acceptable to Selling Stockholder.

     8.  Repurchase at Option of Selling Stockholder and First Refusal.
         -------------------------------------------------------------

     (a) Except to the extent that Buyer shall have previously exercised its rights under Section 7, at the request of Selling Stockholder during the six-month period commencing 13 months following the first occurrence of a Purchase Event, Selling Stockholder may repurchase from Buyer, and Buyer shall sell to Selling Stockholder, all (but not less than all, subject to Section 10) of the BUCs acquired by Buyer pursuant hereto and with respect to which Buyer has Beneficial Ownership at the time of such repurchase at a price per unit equal to the greater of (i) 110% of the Market/Tender Offer Price per BUC, (ii) the Per Unit Repurchase Price or
(iii) the sum of (A) the aggregate Purchase Price of the BUCs so repurchased plus (B) interest on the aggregate Purchase Price paid for the BUCs so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by Buyer Bank as its prime or base lending or reference rate during such period, less any dividends received on the BUCs so repurchased, plus (C) Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement, including, without limitation, legal, accounting and investment banking fees. Any repurchase under this Section 8(a) shall be consummated in accordance with
Section 7(b).

     (b) If, at any time after the occurrence of a Purchase Event and prior to the earlier of (i) the expiration of 18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Buyer shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the BUCs acquired by it pursuant to the Option, it shall give Selling Stockholder written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Buyer to Selling Stockholder, which may be accepted within ten business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Buyer is proposing to transfer the Option or such BUCs to a third party. The purchase of the Option or any such BUCs by Selling Stockholder shall be closed within ten business days of the date of the acceptance of the offer and the purchase price shall be paid to Buyer by wire transfer of immediately available funds to an account designated by Buyer. In the event of the failure or refusal of Selling Stockholder to purchase the Option or all the BUCs covered by the Offeror's Notice or if any Regulatory Authority disapproves Selling Stockholder's proposed purchase of the Option or such BUCs, Buyer may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such BUCs to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(b) shall not apply to (i) any disposition as a result of which the proposed transferee would Beneficially Own not more than 2% of the voting power of Selling Stockholder or (ii) any disposition of BUCs by a person to whom Buyer has sold BUCs issued upon exercise of the Option.

     9.  Registration Rights.
         -------------------

     At any time after a Purchase Event, Selling Stockholder shall, if requested by any holder or beneficial owner of BUCs issued upon exercise of the Option (except any beneficial holder who acquired all of such holder's BUCs in a transaction exempt from the requirements of Section 8(b) by reason of clause (i) thereof) (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the BUCs that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the BUCs then outstanding). Each such Holder shall provide all information reasonably requested by Selling Stockholder for inclusion in any registration statement to be filed hereunder. Selling Stockholder shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Selling Stockholder's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such BUCs. In no event shall Selling Stockholder be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Selling Stockholder of BUCs or if a special audit of Selling Stockholder would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Selling Stockholder shall become a party to any underwriting agreement relating to the sale of such certificates, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, Selling Stockholder agrees to send a copy thereof to any other person known to Selling

Stockholder to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     10.  Severability.
          ------------

     Any term, provision, covenant or restriction contained in this Option Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court or Regulatory Authority determines that applicable law will not permit Buyer or any other person to acquire, or Selling Stockholder to repurchase or purchase, the full number of BUCs provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Buyer or such other person to acquire, or Selling Stockholder to repurchase or purchase, such lesser number BUCs as may be permissible, without any amendment or modification hereof.

     11.  Miscellaneous.
          -------------

     (a) Expenses.  Each of the parties hereto shall pay all costs and expenses
         --------
incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

     (b) Entire Agreement.  Except as otherwise expressly provided herein, this
         ----------------
Option Agreement and the Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

     (c) Successors; No Third Party Beneficiaries.  The terms and conditions of
         ----------------------------------------
this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (d) Assignment.  Other than as provided in Sections 8 and 9 hereof, neither
         ----------
of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.

     (e) Notices.  All notices or other communications which are required or
         -------
permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.02 of the Agreement (which is incorporated herein by reference).

     (f) Counterparts.  This Option Agreement may be executed in counterparts,
         ------------
and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

     (g) Specific Performance.  The parties hereto agree that if for any reason
         --------------------
Buyer or Selling Stockholder shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

     (h) Governing Law.  This Option Agreement shall be governed by and
         -------------
construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

     (i) Regulatory Approvals; Section 16(b).  If, in connection with (A) the
         -----------------------------------
exercise of the Option under Section 3 or a sale by Buyer to a third party under
Section 8, (B) a repurchase by Selling Stockholder under Section 7 or a repurchase or purchase by Selling Stockholder under Section 8, prior notification to or approval of the OTS or any other Regulatory Authority is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. In the case of clause (A) of this subsection (i), such filing shall be made by Buyer, and in the case of clause (B) of this subsection (i), such filing shall be made by Selling Stockholder, provided that each of Buyer and Selling Stockholder shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

     (j) No Breach of Agreement Authorized.  Nothing contained in this Option
         ---------------------------------
Agreement shall be deemed to authorize Selling Stockholder to issue any BUCs in breach of, or otherwise breach any of, the provisions of the Agreement.

     (k) Waiver and Amendment.  Any provision of this Agreement may be waived at
         --------------------
any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.


                                  BAY VIEW CAPITAL CORPORATION


                                  By:/s/ Edward H. Sondker
                                     -----------------------------
                                     Name:  Edward H. Sondker
                                     Title: President and Chief
                                            Executive Officer

                                  AMERICA FIRST FINANCIAL FUND
                                  1987-A LIMITED PARTNERSHIP


                                  By:  American First Capital
                                       Associates Limited Partnership
                                       Five, a general partner

                                       By:  AFCA-5 Management
                                            Corporation, a
                                            general partner

                                  By:/s/ George H. Krauss
                                     -----------------------------
                                     Name:  George H. Krauss
                                     Title: Chairman of the Board and
                                            Secretary

                                  AMERICA FIRST CAPITAL ASSOCIATES
                                  LIMITED PARTNERSHIP FIVE

                                  By:  AFCA-5 Management Corporation,
                                       a general partner


                                  By:/s/ George H. Krauss
                                     -----------------------------
                                     Name:  George H. Krauss
                                     Title: Chairman of the Board and
                                            Secretary